Exhibit 10.1
Xeris Pharmaceuticals, Inc. Deferred Compensation Plan
1.Establishment of Plan. Xeris Pharmaceuticals, Inc. (the “Company”) hereby adopts and establishes an unfunded deferred compensation plan for a select group of key management or highly compensated employees and directors of the Company which shall be known as the Xeris Pharmaceuticals, Inc. Deferred Compensation Plan (the “Plan”).

2.Purpose of Plan. The Plan is an unfunded arrangement established and maintained primarily for the benefit of a select group of management and highly compensated employees and directors and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended. To the extent required by law, the terms of this Plan applicable to directors shall also constitute a separate written plan document with its terms set forth in the applicable portions of this Plan.

3.Definitions.

“Account” means a hypothetical bookkeeping account established in the name of each Participant and maintained by the Company to reflect the Participant’s interests under the Plan.
“Annual Cash Retainer” means the annual cash fees paid by the Company to or for the benefit of a Participant for services rendered as a non-employee director of the Company (which, for the avoidance of doubt, shall not include any retainers paid in the form of equity).
“Base Salary” means the annual base compensation paid by the Company to or for the benefit of the Participant for services rendered.
“Beneficiary” means any person or entity, designated in accordance with Section 12.7, entitled to receive benefits which are payable upon or after a Participant’s death pursuant to the terms of the Plan.
“Board” means the Board of Directors of the Company, as constituted from time to time.
“Bonus Compensation” means any performance-based cash compensation earned by a Participant for services rendered by a Participant under any bonus or cash incentive plan maintained by the Company.
“Change in Control” shall mean the occurrence of a “change in control event,” as defined under Treasury Regulation § 1.409A-3(i)(5), of the Company.
“Claimant” has the meaning set forth in Section 13.
“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute, and the Treasury Regulations and other authoritative guidance issued thereunder.

“Committee” means the Compensation Committee of the Board.
“Company” means Xeris Pharmaceuticals, Inc., a Delaware corporation, or any successor thereto.
“Deferral Election” means an election by an Eligible Participant to defer Base Salary, Bonus Compensation, and/or Annual Cash Retainer. Participants must make a new Deferral Election that is timely filed with the Committee for each subsequent Plan Year the Participant wishes to continue making deferral contributions to the Plan.
“Director” means a non-employee member of the Board.
“Disabled or Disability” means that a Participant is: (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (c) determined to be totally disabled by the Social Security Administration.
“Distribution Date” means a date specified by a Participant in his or her Election Notice for the payment of such Participant’s Account.
“Effective Date” means April 8, 2020.
“Election Notice” means the notice or notices established from time to time by the Company for making Deferral Elections under the Plan. The Election Notice includes the amount or percentage of Base Salary, Bonus Compensation, and/or Annual Cash Retainer to be deferred (subject to any minimum or maximum amounts established by the Committee) and the Distribution Date(s). Each Election Notice shall become irrevocable as of the last day of the Election Period.
“Election Period” means the period established by the Committee with respect to each Plan Year during which Deferral Elections for such Plan Year must be made in accordance with the requirements of Code Section 409A, as follows:
(a)General Rule. Except as provided in (b) and (c) below, the Election Period shall end no later than the last day of the Plan Year immediately preceding the Plan Year to which the Deferral Election relates, or such earlier time as determined by the Company.

(b)Performance-based Compensation. If any Bonus Compensation constitutes “performance-based compensation” within the meaning of Treas. Reg. Section 1.409A-1(e), then the Election Period for such amounts shall end no later than six months before the end of the Plan Year during which the Bonus Compensation is earned (and in no event later than the date on which the amount of the Bonus Compensation becomes readily ascertainable).

(c)Newly Eligible Participants. The Election Period for newly Eligible Participants shall end no later than thirty (30) days after the Employee or Director first becomes eligible to participate in the Plan and shall apply only with respect to compensation earned after the date of the Deferral Election. For purposes of the preceding sentence, the portion of the Bonus Compensation earned after the date of the Deferral Election shall equal the total Bonus Compensation multiplied by a fraction, the numerator of which is the number of days remaining in the calendar year from the date of the Deferral Election through December 31 of such calendar year and the denominator of which is 365.

“Elective Deferrals” means Base Salary deferrals, Bonus Compensation deferrals, and Annual Cash Retainer deferrals.
“Eligible Participant” means each Director and any Employee who is selected by the Committee to participate in the Plan. Participation in the Plan is limited to a select group of the Company’s key management or highly compensated employees. Notwithstanding the foregoing, an employee of the Company shall only be eligible for Plan participation if the employee is a member of a select group of the Company’s employees for purposes of establishing an exemption under ERISA’s top hat rules.
“Employee” means an employee of the Company.
“Entry Date” means, with respect to an Eligible Participant, the first day of the pay period commencing on or following the effective date of such Eligible Participant’s participation in the Plan.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Participant” means an Eligible Participant who elects to participate in the Plan by filing an Election Notice in accordance with Section 5.1 and any former Eligible Participant who continues to be entitled to a benefit under the Plan.
“Payment Event” has the meaning set forth in Section 8.1.
“Plan” means this Xeris Pharmaceuticals, Inc. Deferred Compensation Plan, as amended from time to time.
“Plan Year” means the twelve consecutive month period which begins on January 1 and ends on December 31 of such calendar year.
“Separation from Service” has the meaning set forth in Code Section 409A(a)(2)(A)(i) and Treas. Reg. Section 1.409A-1(h).
“Specified Employee” has the meaning set forth in Code Section 409A(a)(2)(B)(i) and Treas. Reg. Section 1.409A-1(i).

“Specified Employee Payment Date” has the meaning set forth in Section 8.3.
“Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent; (b) a loss of the Participant’s property due to casualty; or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

4.Eligibility; Participation.

4.1.Requirements for Participation. Before the beginning of each Plan Year, the Committee shall select those Employees who shall be Eligible Participants for such Plan Year. Any Eligible Participant may participate in the Plan commencing as of the Entry Date occurring on or after the date on which he or she becomes an Eligible Participant.

4.2.Election to Participate; Benefits of Participation. An Eligible Participant may become a Participant in the Plan by making a Deferral Election in accordance with Section 5.

4.3.Cessation of Participation. If a Participant ceases to be an Eligible Participant for a Plan Year, then the Participant’s Deferral Elections shall no longer be effective. However, such Participant’s Account shall continue to be credited with earnings until the applicable Payment Date.

5.Election Procedures.

5.1.Deferral Election. An Eligible Participant may elect to defer Base Salary, Bonus Compensation, and/or Annual Cash Retainer by completing an Election Notice and filing it with the Committee during the Election Period. The Election Notice must specify:

(a)the amount or percentage of Base Salary, Bonus Compensation, and/or Annual Cash Retainer to be deferred (subject to any minimum and maximum amounts established by the Committee); and

(b)the Distribution Date for the Participant’s Account (subject to the provisions of the Plan).

5.2.Base Salary Deferrals. A Participant may elect to defer receipt of the Participant’s Base Salary for any Plan Year by making a Deferral Election in accordance with this Section 5 subject to any minimum or maximum amounts established by the Committee. Base Salary deferrals shall be credited to a Participant’s Account as of the date the Base Salary otherwise would have been paid.

5.3.Bonus Compensation Deferrals. A Participant may elect to defer receipt of the Participant’s Bonus Compensation for any Plan Year by making a Deferral Election in accordance with this Section 5 subject to any minimum or maximum amounts established by the Committee. Bonus Deferrals shall be credited to the Participant’s Account as of the date the deferred Bonus Compensation otherwise would have been paid.

5.4.Annual Cash Retainer Deferrals. A Participant may elect to defer receipt of the Participant’s Annual Cash Retainer for any Plan Year by making a Deferral Election in accordance with this Section 5 subject to any minimum or maximum amounts established by the Committee. Annual Cash Retainer Deferrals shall be credited to the Participant’s Account as of the date the Annual Cash Retainer otherwise would have been paid.

5.5.Re-deferrals and Changing the Form of Payment. The Participant may make an election to re-defer all or a portion of the amounts in such Participant’s Account until a later Distribution Date or to change the form of a payment; provided that, the following requirements are met:

(a)the re-deferral election is made at least twelve (12) months before the original Distribution Date;

(b)the Distribution Date for the re-deferred amounts is at least five years later than the original Distribution Date; and

(c)the re-deferral election will not take effect for at least twelve (12) months after the re-deferral election is made.

For purposes of this Section 5.5, all payments, including installment payments, shall be treated as separate payments under Code Section 409A.
6.Accounts and Earnings.

6.1.Establishment of Accounts. The Company shall establish and maintain an Account for each Participant. The Company may establish more than one Account on behalf of any Participant as deemed necessary by the Committee for administrative purposes.

6.2.Earnings.  As of the last day of each calendar year, the Account shall be credited with an annual interest amount equal to two percent (2%) of the Account amount (the “Credited Interest”); provided, that the Credited Interest on December 31, 2020 shall be prorated based on the number of days elapsed from the base salary, bonus or annual retainer would have been paid had it not been deferred through December 31, 2020.  Thereafter, the Account amount on the last day of each calendar year shall include such Credited Interest.

6.3.Nature of Accounts. A Participant’s Account is solely a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan and shall not constitute or be treated as a trust fund of any kind.

7.Vesting. Participants shall be fully vested at all times in their Base Salary deferrals, Bonus Compensation deferrals, and Annual Cash Retainer deferrals, and any earnings thereon.

8.Payment of Participant Accounts.

8.1.In General. Payment of a Participant’s Account shall be made on the earliest to occur of the following events (each a “Payment Event”):

a.the Distribution Date specified in the Participant’s Deferral Election; provided that, the Participant must select from among the available Distribution Date(s) designated by the Committee and set forth in the Election Notice;

b.a Change in Control of the Company;

c.the Participant’s Separation from Service;

d.the Participant’s death; or

e.the Participant’s Disability.

8.2.Timing of Payments. In the case of a Payment Event that is the Distribution Date, payment shall be made no earlier than the first day and no later than the last day of the calendar year in which the Distribution Date occurs and, in the case of any other Payment Event, subject to Section 8.3, payments shall be made or commence within 90 days following such other Payment Event. In no event shall a Participant be permitted, directly or indirectly, to elect the year of payment.

8.3.Timing of Payments to Specified Employees. Notwithstanding anything in the Plan to the contrary, if a Participant is a Specified Employee as of the date of such Participant’s Separation from Service, then no distribution of such Participant’s Account shall be made upon the Participant’s Separation from Service until the first payroll date of the seventh month following the Participant’s Separation from Service (or, if earlier, upon the date of the Participant’s death) (the “Specified Employee Payment Date”).

8.4.Form of Payment. Amounts that are covered by the Election Notice will be paid in a single lump sum.

8.5.Medium of Payment. Any payment from a Participant’s Account shall be made in cash.

9.Payments Due to Unforeseeable Emergency.

9.1.Request for Payment. If a Participant suffers an Unforeseeable Emergency, such Participant may submit a written request to the Committee for payment of the Participant’s Account.

9.2.No Payment If Other Relief Available. The Committee will evaluate the Participant’s request for payment due to an Unforeseeable Emergency taking into account the Participant’s circumstances and the requirements of Code Section 409A. In no event will payments be made pursuant to this Section 9 to the extent that the Participant’s hardship can be relieved: (a) through reimbursement or compensation by insurance or otherwise; or (b) by liquidation of the Participant’s assets, to the extent that liquidation of the Participant’s assets would not itself cause severe financial hardship; or (c) by the cessation of deferrals under the Plan.

9.3.Limitation on Payment Amount. The amount of any payment made on account of an Unforeseeable Emergency shall not exceed the amount reasonably necessary to satisfy the Participant’s financial need, including amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the payment, as determined by the Committee.

9.4.Timing of Payment. Payments shall be made from a Participant’s Account as soon as practicable and in any event within 30 days following the Committee’s determination that an Unforeseeable Emergency has occurred and authorization of payment from the Participant’s Account.

9.5.Cessation of Deferrals. If a Participant receives payment on account of an Unforeseeable Emergency, the Participant may not make any additional Elective Deferrals for the remainder of the Plan Year.

10.Plan Administration.

10.1.Administration by Committee. The Plan shall be administered by the Committee which shall have the authority to:
a.construe and interpret the Plan and apply its provisions;

b.promulgate, amend and rescind rules and regulations relating to the administration of the Plan;

c.authorize any person to execute, on behalf of the Company, any tasks or instruments required to carry out the purposes of the Plan, including without limitation, determining the form of Election Notice and determining administrative rules related to any such elections;

d.determine minimum or maximum amounts that Participants may elect to defer under the Plan;

e.select, subject to the limitations set forth in the Plan, those Employees who shall be Eligible Participants;

f.evaluate whether a Participant who has requested payment from his or her Account on account of an Unforeseeable Emergency has experienced an Unforeseeable Emergency and the amount of any payment necessary to satisfy the Participant’s emergency need;

g.calculate accrued interest;

h.interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument, Election Notice or agreement relating to the Plan; and

i.exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

10.2.Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants. Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations with regard to the terms or conditions of any Elective Deferral.

10.3.Committee Decisions Final. Subject to Section 10, all decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

10.4.Indemnification. No member of the Committee or any designee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan except for any liability arising from his or her own willful malfeasance, gross negligence or reckless disregard of his or her duties.

11.Amendment and Termination. The Board may, at any time, and in its discretion, alter, amend, modify, suspend or terminate the Plan or any portion thereof; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to amounts credited to or accrued in such Participant’s Account and provided, further, that, no payment of benefits shall occur upon termination of the Plan unless the requirements of Code Section 409A have been met.

12.Miscellaneous.

12.1.No Employment or Other Service Rights. Nothing in the Plan or any instrument executed pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate the Participant’s employment or service at any time with or without notice and with or without cause.

12.2.Tax Withholding. The Company and its Affiliates shall have the right to deduct from any amounts otherwise payable under the Plan any federal, state, local, or other applicable taxes required to be withheld.

12.3.Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of Illinois, without reference to the principles of conflicts of law (except and to the extent preempted by applicable Federal law).

12.4.Code Section 409A. The Company intends that the Plan comply with the requirements of Code Section 409A and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with

Code Section 409A and shall have no liability to any Participant for any failure to comply with Code Section 409A.

This Plan shall constitute an “account balance plan” as defined in Treas. Reg. Section 31.3121(v)(2)-1(c)(1)(ii)(A). For purposes of Code Section 409A, all amounts deferred under this Plan shall be aggregated with amounts deferred under other account balance plans.
12.5.General Assets. All amounts provided under the Plan shall be paid from the general assets of the Company and no separate fund shall be established to secure payment.

12.6.No Warranties. Neither the Company nor the Committee warrants or represents that the value of any Participant’s Account will increase. Each Participant assumes the risk in connection with the deemed investment of such Participant’s Account.

12.7.Beneficiary Designation. Each Participant under the Plan may from time to time name any Beneficiary or Beneficiaries to receive the Participant’s interest in the Plan in the event of the Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a Participant fails to designate a Beneficiary, then the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.

12.8.No Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable hereunder prior to the date that such amounts are paid (except for the designation of beneficiaries pursuant to Section 12.7).

12.9.Expenses. The costs of administering the Plan shall be paid by the Company.

12.10.Severability. If any provision of the Plan is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected.

12.11.Headings and Subheadings. Headings and subheadings in the Plan are for convenience only and are not to be considered in the construction of the provisions hereof.

13.Claims Procedures.

13.1.Filing a Claim. Any Participant or other person claiming an interest in the Plan (the “Claimant”) may file a claim in writing with the Committee. The Committee shall review the claim itself or appoint an individual or entity to review the claim.

13.2.Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is approved or denied, unless the Committee determines that special circumstances beyond the control of the Plan require an extension of time, in which case the

Committee may have up to an additional ninety (90) days to process the claim. If the Committee determines that an extension of time for processing is required, the Committee shall furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Committee expects to render its decision.

13.3.Notice of Denial. If the Committee denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

a.The specific reason(s) for the denial;

b.Specific reference to the pertinent Plan provisions on which such denial is based;

c.A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary;

d.A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on appeal; and

e.If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

13.4.Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Committee within sixty (60) days after receiving notice of denial. The decision on appeal will be made within sixty (60) days after the Committee’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for appeal. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Committee. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

13.5.Notice of Decision on Appeal. If the Committee denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

a.The specific reason(s) for the denial;

b.specific references to the pertinent Plan provisions on which such denial is based;

c.a statement that the Claimant may receive on request all relevant records at no charge;

d.a description of the Plan’s voluntary procedures and deadlines, if any;

e.a statement of the Claimant’s right to sue under Section 502(a) of ERISA; and

f.if an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

13.6.Claims Procedures Mandatory. The internal claims procedures set forth in this Section 13 are mandatory. If a Claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section 13, the denial of the Claim shall become final and binding on all persons for all purposes.

IN WITNESS WHEREOF, Xeris Pharmaceuticals, Inc. has adopted this Plan as of the Effective Date written above.

XERIS PHARMACEUTICALS, INC.
By:_____________________ Name: Title: